Hawaii Cider Company Introduction.mp4 (3m 59s) https://jotengine.com/transcriptions/fPtUSb3sk31iaI1dXgemKg 3 speakers (Speaker 1, Speaker 2, Speaker 3)

[0:00:05] Speaker 1: In 2010 we launched the Hawaiian Beverage Company with a simple idea, make products that's for Hawaii's environment and economy by empowering local farmers producing organic, responsibly grown crops. Now in 2016 we'd like to take everything we've learned from tropical fruits and teas and bringing that the world of craft hard cider by opening a new processing facility on Hawaii Island under a new brand, Hawaii Cider Company.

[0:00:37] Speaker 2: Having a production facility here in Hawaii gives Hawaii residence an opportunity to create community.

[0:00:44] Speaker 3: Hawaii Cider Company is going to appeal mainly to local residence here in Hawaii. There's so much imported good and when you look at an alcoholic beverage, whether it's beer or wine, 95-97 percent of it's water, so why are we paying to ship water into Hawaii when we can make these products locally?

[0:01:02] Speaker 1: I think people are ready to see true farm to table kind of products where it's grown here, it's produced here and they can purchase it in local stores.

[0:01:11] Speaker 3: The biggest impact that we want to make with this project is the ability to have farmers start treating farming as a career and not treating farming as a backyard project. What we want to do is get more dollars from retail products into the pockets of local farmers so that they can actually start to treat it like a career.

[0:01:30] Speaker 2: This is a perfect opportunity for Hawaii farmers to be able to give everything they have.

[0:01:37] Speaker 3: Right now Hawaii produces a tremendous amount of fruit and most of that fruit ends up on the ground and isn't even harvested. It doesn't end up in supermarkets or stores, and that's just a logistics problem. As a cider company gives us the ability to put it into a value added package. They can sit it on a shelf and be available to customers.

[0:01:57] Speaker 2: We're going to have a huge array of diverse fruits that we're looking for. Being able to give this opportunity to local farmers is what we're so excited about.

[0:02:12] Speaker 3: For a really long time, though, Hawaii just hasn't had processing facilities able to produce what we need on island. There's a processing facility that isn't certified organic, which we needed to be, or the facilities aren't large enough to do the kind of runs we need.

[0:02:28] Speaker 1: We haven't even launched this co-packing facility yet, and there's already several brands that are locally sourced on the islands, they've approached us with an interest in utilizing our facility and partnering. It's really exciting for us to be in the position where we can support the companies that were in our shoes where we were just a few years ago.

[0:02:45] Speaker 3: Hawaii Cider Co is a good investment for a lot of reasons. I think one of the top reasons is first to market in an area that has an abundance of tropical fruit that's falling on the ground and rotting. The seconds of fruits which aren't being utilized by local farmers, we're going to make a value added good out of that. You see that a lot in the food and beverage industry these days, is people taking a waste and actually making a product out of it. We fund our platform and the reason why we decided to utilize that instead of a traditional fundraising, which we'd done in the past with other companies, there's a couple reasons, but one of the main reasons we decided to do that was to incorporate the community into our business instead of isolating the stakeholders or the community and having them be something separate and just being a customer. We want them to actually be a shareholder and a stakeholder of everything that we do.

[0:03:31] Speaker 2: Own a stake in Hawaii's first locally made and locally sourced cider company.

[0:03:42] Speaker 1: Invest in Hawaii Cider Company today.

[0:03:44] Speaker 3: Help us build the facility we need to make it happen this year. [0:03:47]